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                       FAIRFAX FINANCIAL HOLDINGS LIMITED

                                  July 27, 2004

Banc of America Securities LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Dowling & Partners Securities, L.L.C.
Ferris, Baker Watts, Incorporated
      As Representatives of the Several Underwriters
c/o Banc of America Securities LLC
9 West 57th Street
New York, NY ,10019

Re:   Zenith National Insurance Corp. (the "Company")

Ladies and Gentlemen:

            Fairfax Financial Holdings Limited ("Fairfax") is the beneficial owner of certain shares of Common Stock of the Company ("Common Stock") or securities convertible into or exchangeable or exercisable for Common Stock. Certain subsidiaries of Fairfax (the "Selling Stockholders") propose to carry out a public secondary offering of Common Stock (the "Offering") for which you will act as the Underwriters. Fairfax recognizes that the Offering will be of benefit to it and the Company. Fairfax acknowledges that you are relying on the representations and agreements of Fairfax contained in this letter in carrying out the Offering and in entering into underwriting arrangements with the Company and the Selling Stockholders with respect to the Offering.

            In consideration of the foregoing, Fairfax hereby agrees that it will not, (and will cause any entity under its control, including any of its subsidiaries, not to), without the prior written consent of Banc of America Securities LLC, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Fairfax (or such entity under its control), or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the date 180 days after the date hereof. Fairfax also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the

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transfer of shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by Fairfax and the Selling Stockholders except in compliance with the foregoing restrictions.

            Notwithstanding the foregoing, Fairfax may (i) exercise options or warrants to acquire shares of Common Stock or (ii) transfer the Common Stock (w) to the Company to pay withholding taxes, or satisfy the exercise price, applicable to the exercise of options, (x) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth herein, (y) to any entity under Fairfax's control, including any of its subsidiaries, provided that such entity agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (z) with the prior written consent of Banc of America Securities LLC on behalf of the underwriters.

            This agreement is irrevocable and will be binding on Fairfax and the respective successors, heirs, personal representatives, and assigns of Fairfax.

                                      FAIRFAX FINANCIAL HOLDINGS LIMITED

                                      By: /s/ Paul C. Rivett
                                          -------------------------------------
                                          Name:  Paul C. Rivett
                                          Title: Vice President

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